Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Redemption of $1.275 Billion of Outstanding 7.50% Senior Notes

ATLANTA, GA — October 17, 2016 — HD Supply Holdings, Inc. (Nasdaq:HDS) today announced that its indirect wholly-owned subsidiary, HD Supply, Inc. (“HD Supply”), has redeemed all of its outstanding $1,275 million 7.50% Senior Notes due 2020 (the “7.50% Senior Notes”) using proceeds from the completion of an amendment to its Senior Secured Term Loan Facility together with cash on hand and borrowings under its Senior Asset Based Lending Facility.  The redemption amount of approximately $1,323 million included a call premium of approximately $47.8 million.  The reduction in future interest expense is expected to be approximately $65 million annually.  The Company’s Net Debt to Adjusted EBITDA leverage ratio as of July 31, 2016 is 4.5x adjusted for this redemption of the 7.50% Senior Notes.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and specialty construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 13,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions and information currently available to management. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K for the fiscal year ended January 31, 2016, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.